EXHIBIT 99.1

CytRx Reports 2013 Third Quarter Financial Results

Strong cash position to fund aldoxorubicin clinical trials including Phase 2 trials in glioblastoma and Kaposi’s sarcoma in 2013, and a Global Phase 3 pivotal trial for soft tissue sarcoma in the first quarter of 2014

LOS ANGELES (October 29, 2013) – CytRx Corporation (NASDAQ: CYTR), a biopharmaceutical research and development company specializing in oncology, today reported financial results for the three and nine-month periods ended September 30, 2013, and provided a clinical update.

“Our achievements during the third quarter and recent weeks position CytRx to make significant progress and create shareholder value for the remainder of 2013 and well into 2014,” said Steven A. Kriegsman, CytRx President and CEO.  “With our cash position bolstered by a recent equity offering that netted approximately $24.1 million, we have the resources to continue a robust program of clinical trials with aldoxorubicin in multiple oncology indications.  Later this week, we will be presenting further impressive preliminary results from our global Phase 2b clinical trial in first-line soft tissue sarcoma at the Connective Tissue Oncology Society Annual Meeting in New York.

“In the third quarter, we were excited to announce that aldoxorubicin significantly increased survival rates in mice transplanted with human glioblastoma cells in a confirmatory study, and demonstrated the ability in that study to cross the blood-brain barrier and induce key biomarkers that lead to glioblastoma tumor cell death. Glioblastoma is a deadly form of brain cancer, and we plan to initiate a Phase 2 trial later this year in patients with advanced, relapsed glioblastoma, and a Phase 2 trial in Kaposi’s sarcoma, a common HIV-associated tumor,” continued Mr. Kriegsman.  “Finally, we expect to commence a global Phase 3 pivotal trial in the first quarter of 2014 to evaluate aldoxorubicin as a treatment for patients with second-line soft tissue sarcomas that have progressed following prior treatment with chemotherapy.  That trial is being conducted under a special protocol assessment with progression-free survival as the primary endpoint.”

Recent Clinical Highlights
•	July – reported highly favorable data from a human model of glioblastoma implanted in animals and treated with aldoxorubicin, including statistically significant efficacy and prolonged survival.
•
 September – announced preliminary data from the global Phase 2b soft tissue sarcoma trial showing patients treated with aldoxorubicin had an Overall Response Rate (ORR) of 22%, whereas those administered the widely used chemotherapeutic agent doxorubicin had an ORR of 0%.

Upcoming Milestones
•
4Q13 – initiate a Phase 2 trial with aldoxorubicin in patients with relapsed glioblastoma. Study site participants include The John Wayne Cancer Center in Santa Monica, Calif., the City of Hope in Duarte, Calif. and the LSU Health Science Center in New Orleans.

•
4Q13 – initiate a Phase 2 trial evaluating the preliminary efficacy of aldoxorubicin in treating AIDS-related Kaposi’s sarcoma; this trial will enroll up to 30 patients at the LSU Health Science Center.

•
December 2013 – report top-line progression-free survival results from the global Phase 2b trial comparing the efficacy and safety of aldoxorubicin and doxorubicin as a first-line treatment for patients with soft tissue sarcoma.

•	1Q14 – initiate a global Phase 3 pivotal trial with aldoxorubicin as a second-line treatment for patients with soft tissue sarcoma who have failed chemotherapy under a special protocol assessment.
•	Ongoing – work to expand the oncology pipeline by combining our novel linker platform technology with additional chemotherapeutic agents.

Third Quarter 2013 Financial Results
The net loss for the third quarter of 2013 was $10.0 million, or $0.33 per share, compared with net income for the third quarter of 2012 of $1.6 million, or $0.07 per diluted share.  The difference is largely attributable to the Company’s warrant derivative liabilities – In the third quarter of 2013, the Company recorded a loss of $4.0 million on warrant derivative liabilities, compared with a non-cash gain on warrant derivative liabilities of $6.4 million in the third quarter of 2012.  The derivative liabilities are related to warrants issued in August 2011 and July 2009. The Company did not recognize revenue for either quarter.

Research and development (R&D) expenses were $4.0 million for the third quarter of 2013, and included aldoxorubicin development expenses of $3.3 million.  R&D expenses were $3.2 million for the third quarter of 2012.

General and administrative (G&A) expenses were $2.0 million for the third quarter of 2013, compared with $1.7 million for the comparable period in 2012.

CytRx reported cash, cash equivalents and short-term investments of $23.0 million and no debt as of September 30, 2013.  Subsequent to the close of the quarter, on October 15, 2013 the Company completed an underwritten public offering of common stock, raising net proceeds of approximately $24.1 million.

About Soft Tissue Sarcoma
Sarcoma is an umbrella term for more than 50 subtypes of cancer that occur in the muscles, fat, blood vessels, tendons and other connective tissues in the body. Last year an estimated 38,000 new cases of soft tissue sarcoma were reported and more than 13,000 deaths were attributed to this cancer in the U.S. and Europe. Patients with metastatic, locally advanced or unresectable soft tissue sarcomas have a poor prognosis with progression-free survival of around 2 months to 4.6 months and median overall survival of approximately 9 months to 12 months. CytRx has been granted orphan drug designation by the FDA for the treatment of patients with soft tissue sarcomas.

About Glioblastoma
Glioblastoma is the most common and most malignant brain tumor in adults and afflicts more than 12,000 new patients in the U.S. annually. Despite surgical resection, radiotherapy and chemotherapy, the median survival after diagnosis is approximately 12 months to 14 months. Although the reason for treatment failure may depend upon several factors, limited efficacy of chemotherapeutic agents has been attributed to several contributing factors including insufficient drug delivery to the tumor site through the blood-brain barrier.

About Aldoxorubicin
The widely used chemotherapeutic agent doxorubicin is delivered systemically and is highly toxic, which limits its dose to a level below its maximum therapeutic benefit. Doxorubicin also is associated with many side effects, especially the potential for damage to heart muscle at cumulative doses greater than 500 mg/m2. Aldoxorubicin combines doxorubicin with a novel single-molecule linker that binds directly and specifically to circulating albumin, the most plentiful protein in the bloodstream. Protein-hungry tumors concentrate albumin, thus increasing the delivery of the linker molecule with the attached doxorubicin to tumor sites. In the acidic environment of the tumor, but not the neutral environment of healthy tissues, doxorubicin is released. This allows for greater doses of doxorubicin to be administered while reducing its toxic side effects. In studies thus far there has been no evidence of clinically significant effects of aldoxorubicin on heart muscle, even at cumulative doses of drug well in excess of 2 g/m2.

About CytRx Corporation
CytRx Corporation is a biopharmaceutical research and development company specializing in oncology. CytRx currently is focused on the clinical development of aldoxorubicin (formerly known as INNO-206), its improved version of the widely used chemotherapeutic agent doxorubicin. CytRx is conducting a global Phase 2b trial with aldoxorubicin as a treatment for soft tissue sarcomas, has completed its Phase 1b/2 trial primarily in the same indication and a Phase 1b study of aldoxorubicin in combination with doxorubicin in patients with advanced solid tumors, and has completed a Phase 1b pharmacokinetics trial in patients with metastatic solid tumors. CytRx plans to initiate under a special protocol assessment a potential pivotal Phase 3 global trial with aldoxorubicin as a therapy for patients with soft tissue sarcomas whose tumors have progressed following treatment with chemotherapy. CytRx also is initiating Phase 2 trials with aldoxorubicin in patients with late-stage glioblastoma (brain cancer) and AIDS-related Kaposi’s sarcoma. CytRx plans to expand its pipeline of oncology candidates based on a linker platform technology that can be utilized with multiple chemotherapeutic agents and may allow for greater concentration of drug at tumor sites. CytRx also has rights to two additional drug candidates, tamibarotene and bafetinib. CytRx completed its evaluation of bafetinib in the ENABLE Phase 2 trial in high-risk B-cell chronic lymphocytic leukemia (B-CLL), and plans to seek a partner for further development of bafetinib. For more information about CytRx Corporation, visit www.cytrx.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks relating to the outcome, timing and results of CytRx's clinical trials, the risk that any future human testing of aldoxorubicin, including the conclusion of the global Phase 2b trial testing of aldoxorubicin as a first-line treatment in patients with metastatic, locally advanced or unresectable soft tissue sarcomas who have not been previously treated with any chemotherapy, might not produce objective response results similar to the preliminary data described in this press release, or might not correlate with the trial’s primary endpoint of progression-free survival, risks related to CytRx's ability to manufacture its drug candidates in a timely fashion, cost-effectively or in commercial quantities in compliance with stringent regulatory requirements, risks related to CytRx's need for additional capital or strategic partnerships to fund its ongoing working capital needs and development efforts, including the Phase 3 clinical development of aldoxorubicin, and the risks and uncertainties described in the most recent annual and quarterly reports filed by CytRx with the Securities and Exchange Commission and current reports filed since the date of CytRx's most recent annual report. All forward-looking statements are based upon information available to CytRx on the date the statements are first published. CytRx undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CYTRX CORPORATION
CONDENSED BALANCE SHEETS
(Unaudited)

	September 30, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$6,036,220	$14,344,088
Short-term investments	17,000,000	24,000,000
Receivables	2,451	109,802
Interest receivable	77,960	26,517
Prepaid expenses and other current assets	875,093	1,212,041
Total current assets	23,991,724	39,692,448
Equipment and furnishings, net	188,235	253,277
Goodwill	183,780	183,780
Other assets	103,271	102,271
Total assets	$24,467,010	$40,231,776
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities: Accounts payable	$2,865,616	$3,060,516
Accrued expenses and other current liabilities	3,314,859	3,033,189
Warrant liabilities	7,144,554	3,972,230
Total current liabilities	13,325,029	10,065,935

Commitments and contingencies

Stockholders’ equity:
Preferred Stock, $0.01 par value, 5,000,000 shares authorized, including 25,000 shares of Series A Junior Participating Preferred Stock; no shares issued and outstanding	—	—
Common stock, $0.001 par value, 250,000,000 shares authorized; 30,608,392 shares issued and outstanding at September 30, 2013; 30,607,916 shares issued and outstanding at December 31, 2012	30,609	30,608
Additional paid-in capital	262,656,237	261,318,638
Treasury stock, at cost (132,980 shares at September 30, 2013 and 90,546 shares at December 31, 2012)	(2,373,442)	(2,279,238)
Accumulated deficit	(249,171,423)	(228,904,167)
Total stockholders’ equity	11,141,981	30,165,841
Total liabilities and stockholders’ equity	$24,467,010	$40,231,776

CYTRX CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenue:
License revenue	$—	$—	$200,000	$—

Expenses:
Research and development	4,013,572	3,157,656	11,828,575	10,245,637
General and administrative	1,987,512	1,729,893	5,775,767	5,736,464
	6,001,084	4,887,549	17,604,342	15,982,101

Loss before other income (loss)	(6,001,084)	(4,887,549)	(17,404,342)	(15,982,101)

Other income (loss):
Interest income	31,068	25,034	106,890	88,039
Other income, net	822	10,370	202,520	60,921
Gain (loss) on warrant derivative liabilities	(4,010,811)	6,436,342	(3,172,324)	(5,980,016)

Net income (loss)	$(9,980,005)	$1,584,197	$(20,267,256)	$(21,813,157)

Basic net income (loss) per share	$(0.33)	$0.07	$(0.67)	$(1.03)

Basic weighted-average shares outstanding	30,443,293	21,208,660	30,426,460	21,208,960

Diluted net income (loss) per share	$(0.33)	$0.07	$(0.67)	$(1.03)

Diluted weighted-average shares outstanding	30,443,293	21,724,986	30,426,460	21,208,960

Contacts:

Company
CytRx Corporation
David Haen
Vice President, Business Development
310-826-5648 x304
dhaen@cytrx.com

Investor Relations
Legend Securities, Inc.
John M. Columbia
718-233-2677
johncolumbia@legendsecurities.com

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